Exhibit 10.1

Separation Agreement and General Release

This separation agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of the separation of Dr. Keith Gottesdiener (referred to throughout this Agreement as “you” or “your”) from his employment with Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company”). You and the Company agree as follows:

1.	Transition Period. Provided that, during the period (the “Transition Period”) commencing on January 6, 2020 and ending on the Last Day of the Transition Period (as defined in Section 2(a) below), you continue to perform your normal job duties and responsibilities as Chief Executive Officer of the Company, including, without limitation, supporting the Company’s interactions with investors, analysts and the investment community in general, and you assist the Company with the transition of your job duties and responsibilities, you will be eligible to receive the benefits set forth in Section 3, subject to the terms set forth in Section 3. You acknowledge and understand that nothing in this Agreement alters the at-will nature of your employment during the Transition Period. For so long as your employment with the Company continues during the Transition Period, you will continue to receive your current base salary and be eligible for benefits (including, without limitation, continued vesting of all outstanding unvested equity awards) in accordance with the Company’s employee benefit plans and programs, as in effect from time to time. In addition, if at any time prior to the first to occur of the dates described in clauses (i), (ii) and (iii) of the definition of Last Day of the Transition Period, either (a) your employment with the Company is terminated by the Company without Cause (as such term is defined in your Employment Agreement with the Company dated September 13, 2017 (the “Employment Agreement”)), or (b) you terminate your employment with the Company on account of a material breach of this Agreement by the Company that is not cured within thirty (30) days after you give written notice to the Company of such material breach, provided that you provide such written notice of material breach no later than thirty (30) days after the occurrence of such material breach and such termination by you becomes effective no later than five (5) days after the expiration of such cure period, then, in addition to your right to receive the benefits set forth in Section 3, subject to the to the terms set forth in Section 3, you will also continue to receive, during the period commencing upon any such termination and ending on the earliest to occur of any of such dates described in clause (i), clause (ii) (for this purpose, the appointment of an interim Chief Executive Officer shall not be deemed the occurrence of said clause (ii)) and clause (iii) of the definition of Last Day of the Transition Period, an amount equal to the monthly base salary to which you would have been entitled during such period if any such termination had not occurred, less the applicable monthly consulting fee you receive pursuant to the Consulting Agreement (as defined in Section 3(d)) during such period.

2.	Last Day of Employment; Attorneys’ fees. Provided you timely execute and do not revoke this Agreement, the following will apply:

a)	For purposes of this Agreement, the term “Last Day of the Transition Period” shall mean the earliest of (i) the date of the Company’s NDA filing with the U.S. Food and Drug Administration seeking regulatory approval to market and sell Setmelanotide in the United States for the treatment of POMC and LEPR, (ii) the start date of a new Chief Executive Officer of the Company, (iii) March 31, 2020, (iv) the effective date of the termination of your employment by the Company without Cause (as such term is defined in your Employment Agreement) or (v) a termination by you of your employment with the Company on account of a material breach of this Agreement by the Company that is not cured within thirty (30) days after you give written notice to the Company of such material breach, provided that you provide such written notice of material breach no later than thirty (30) days after the occurrence of such material breach and such termination by you becomes effective no later than five (5) days after the expiration of such cure period.

b)	Your last day of employment with the Company (the “Last Day of Employment”) will be the date that is the earlier of (i) Last Day of the Transition Period or (ii) the date prior to the Last Day of the Transition Period on which your employment with the Company terminates for any reason whatsoever, including, without limitation, (1) your death, (2) termination by you or the Company on account of your disability, (3) termination by the Company for Cause (as defined in the Employment Agreement) or (4) voluntary resignation or termination by you for any reason whatsoever.

c)	As soon as practicable following your Last Day of Employment, you will receive your base salary and other amounts earned, accrued and owing but not yet paid through your Last Day of Employment, including any benefits accrued and due under any applicable benefit plans and programs of the Company, which shall include your 2019 annual incentive bonus to the extent not yet paid as of your Last Day of Employment and which shall be determined in the ordinary course without discounting for your pending termination of employment with the Company. Your employment and your participation in and eligibility for the Company’s employee benefit plans and programs will terminate on your Last Day of Employment (it being understood and agreed, however, that if your Last Day of Employment is the Last Day of the Transition Period your outstanding stock options shall continue vesting and becoming exercisable pursuant to, and in accordance with, the terms of the Consulting Agreement (as defined in Section 3(d) hereof)). As of the Last Day of Employment, you will be deemed to have resigned as an officer and director of the Company and any of its affiliates (and you agree to execute any documentation to effect such resignation(s), to the extent deemed necessary by the Company).

d)	Any and all of your outstanding stock options to acquire shares of the Company’s common stock (“Outstanding Options”) on your Last Day of Employment on account of your death or disability, to the extent such Outstanding Options are then vested and exercisable and not listed on Exhibit D, will remain exercisable until December 31, 2022, notwithstanding anything to the contrary in any of the terms of such Outstanding Options (it being understood and agreed that this sentence shall be deemed and treated as an amendment or modification of any contrary term of any of such Outstanding Options). You agree and acknowledge that to the extent that any of your Outstanding Options on your Last Day of Employment on account of your death or disability are not listed on Exhibit D and are intended to be treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the foregoing amendment of such Outstanding Options pursuant to this Section 2(d) will result in such Outstanding Options being treated as nonqualified stock options.

e)	The Company shall pay or reimburse you up to $20,000 for reasonable attorneys’ fees incurred by you in connection with your separation from the Company and the review, negotiation and documentation of this Agreement and the Consulting Agreement (as defined in Section 3(d) below), within thirty (30) days following presentation of appropriate receipts for such fees.

3.	Consideration. Provided you: (a) satisfy the terms of Section 1, this Agreement has become effective and your Last Day of Employment is the Last Day of the Transition Period, (b) timely execute Exhibit A (which includes a general release and waiver of claims and other promises therein and which must be executed on or within twenty-one (21) days following, but not before, your Last Day of Employment) and do not revoke it, and (c) otherwise comply in all material respects with your obligations under this Agreement and your continuing obligations under the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, an executed copy of which is attached hereto as Exhibit B (the “NDA”), other than any such non-compliance that, if curable, is not cured within thirty (30) days after written notice of any such non-compliance, you will be eligible to receive the severance payments and benefits set forth in this Section 3.

a)	The Company will pay you severance in the amount of $530,875, which constitutes your current annual base salary. The severance will be paid over the twelve (12)-month period following your Last Day of Employment in installments according to the Company’s normal payroll practices, with payments commencing on the first regular payroll date following the sixtieth (60th) day after your Last Day of Employment. The first payment will include any installments not yet paid between your Last Day of Employment and the date of the first payment;

b)	For the twelve (12)-month period following your Last Day of Employment, the Company will pay you $1,200 each month, which you may use to cover a portion of your healthcare costs;

c)	The Company will reimburse you for up to $1,000 in moving expenses that you incur to move your personal furniture out of your office at the Company’s headquarters, provided that you timely submit receipts for such expenses in accordance with the Company’s expense reimbursement policy;

d)	The Company has agreed to provide you with a consulting arrangement in accordance with the terms set forth in the Consulting Agreement attached hereto as Exhibit C (the “Consulting Agreement”);

e)	On your Last Day of Employment, your Outstanding Options, to the extent not then vested and exercisable, will continue to vest and become exercisable pursuant to their terms during your consultancy pursuant to the Consulting Agreement. Any and all of your Outstanding Options on your Last Day of Employment that are not listed on Exhibit D, to the extent such Outstanding Options are then vested and exercisable or to the extent such Outstanding Options become vested and exercisable pursuant to the immediately preceding sentence, will remain exercisable until December 31, 2022, notwithstanding anything to the contrary in any of the terms of such Outstanding Options (it being understood and agreed that this sentence shall be deemed and treated as an amendment or modification of any contrary term of any of such Outstanding Options). You agree and acknowledge that to the extent that any of your Outstanding Options on your Last Day of Employment that are not listed on Exhibit D are intended to be treated as incentive stock options under Section 422 of the Code, the foregoing amendment of such Outstanding Options pursuant to this Section 3(e) will result in such Outstanding Options being treated as nonqualified stock options; and

f)	The Company may award you a pro-rated 2020 annual incentive bonus, subject to the sole and absolute discretion of the Company’s Board of Directors, based on your and the Company’s extraordinary performance during fiscal year 2020. To the extent awarded, any 2020 annual incentive bonus will be multiplied by a fraction, the numerator of which is the number of days in fiscal year 2020 up to and including your Last Day of Employment and the denominator of which is 366. Such 2020 annual incentive bonus will be paid between January 1 and March 15, 2021.

g)	You will also be paid for any outstanding unreimbursed expenses incurred in accordance with Company policy prior to the Last Day of Employment and submitted for reimbursement in accordance with Company policy.

h)	The Company will pay you $26,182, payable on or about the time that the Company pays 2019 annual incentive bonuses to its employees, which amount shall represent the amount necessary to compensate you for a prior benefit that the Company was required to provide to you and was not previously provided. For the avoidance of doubt, this amount shall not be considered part of, or taken into consideration by the Company in determining the amount of, your 2019 annual incentive bonus, which amount under this Section 3(h) will be paid to you as and when 2019 annual incentive bonuses are paid to other executives of the Company.

i)	In the event that a Change of Control (as defined in the Company’s 2017 Equity Incentive Plan, as may be amended from time to time) occurs within three (3) months following your Last Day of Employment, you will receive the Change of Control Severance Amount and such other benefits (including acceleration of all outstanding equity awards) as provided under the Employment Agreement.

4.	Release.

a)	In consideration of the compensation benefits set forth in Section 3 hereof, to the fullest extent permitted by law you (on behalf of yourself, your heirs, executors, administrators, successors, and assigns) waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of execution of this Agreement, arising out of or relating in any way to your employment with the Company or the termination thereof.

Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, and the Massachusetts Minimum Fair Wage Law, as well as any claim or right under your Employment Agreement or any other employment agreement with the Company or its current or prior affiliates and any amendments thereto.

Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., — the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

b)	Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity under the Company’s certificate of incorporation and bylaws or to coverage under any directors’ and officers’ insurance policies; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; or (viii) any claim that is not otherwise able to be waived under applicable law.

c)	In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 4(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Section 4(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Section 3 of this Agreement.

5.	No Additional Entitlements. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company. Your Employment Agreement with the Company is hereby terminated.

6.	Return of Property. In addition to the obligations set forth in Section 7 of the NDA, you agree to promptly return to the Company all of its property, including, but not limited to, computers, cell phones, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored other an as required to perform the consultancy services in accordance with the Consulting Agreement, as agreed with the Company. To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect. Notwithstanding the foregoing, you may make an electronic copy and retain your contacts, calendars and personal correspondence and any information reasonably needed for preparation of your personal tax returns, with the Company’s assistance if it so elects in order to confirm that no confidential or proprietary information is being inappropriately copied. An immaterial failure to return property shall not be treated as your breach of this Agreement or noncompliance.

7.	Protection of Confidential Information. Except as expressly permitted in Section 9 of this Agreement or if otherwise required by law or a subpoena, you agree that you will not at any time, directly or indirectly, use or disclose any trade secret, confidential or proprietary information you have learned by reason of your employment with the Company and will continue to abide by your confidentiality obligations pursuant to Section 1 of the NDA; provided, that, you may disclose such information if such disclosure is reasonably necessary in connection with any litigation between you and the Company.

8.	Non-Disparagement. Except as expressly permitted in this Section 8 or Section 7 or Section 9 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or, in connection with the Company, the other Company Releasees and you shall not take any action that would cause or contribute to the Company, or, in connection with their roles with the Company, the other Company Releasees, being held in disrepute. Except as expressly permitted in this Section 8, the Company agrees that it shall not at any time make (and the Company shall instruct its directors and executive officers not to make) any formal comments or statements of a defamatory or disparaging nature regarding you. Neither party hereto shall be deemed to violate this provision by making statements to correct any inaccurate statements made, as applicable, (i) by the Company or any of the Company Releasees about you or (ii) by you about the Company or any of the Company Releasees in connection with their roles with the Company.

9.	Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.	Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

11.	Cooperation. You agree that upon the Company’s reasonable notice to you, and a reasonable request (and taking into account your personal and business commitments), you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith and for any legal fees reasonably incurred to the extent you believe separate counsel to be appropriate (and subject to the reasonable approval of the Company’s general counsel or other most senior in-house lawyer). You shall not be required to cooperate against your own legal interests or the legal interests of any future employer. If such requested cooperation will entail more than five (5) hours in any thirty (30)-day period, the parties will negotiate in good faith the financial terms upon which such cooperation will be provided by you. For clarity, the provisions of this Section 11 that provide for or contemplate such reimbursement of expenses or the negotiation of such financial compensation shall be applicable only to the extent that such expenses and such financial terms relate to any cooperation by you pursuant to this Section 11 at any time following the termination of your employment with the Company and following the termination of your consulting relationship with the Company pursuant to the Consulting Agreement. During your consulting relationship with the Company, any such reimbursement of expenses incurred and any additional financial compensation shall be determined pursuant to the terms of the Consulting Agreement.

12.	Continuing Obligations. Subject to Section 7 and Section 9 of this Agreement and the modification set forth in this Section 12, you hereby acknowledge that the terms of and your obligations under the NDA, including without limitation, Section 1 (Nondisclosure), Section 2 (Assignment of Inventions), Section 4 (Non-Solicitation), Section 5 (Non-Competition) remain in full force and effect after your Last Day of Employment and are hereby modified such that reference therein to the term of your employment and termination thereof shall include reference to your consultancy services and termination thereof such that, for example, the non-solicitation and non-competition covenants set forth therein shall continue during your consultancy services and for the one-year period thereafter. The NDA, as modified herein, is incorporated herein by reference and expressly made part of this Agreement. The separation benefits provided for in Section 3 are fair and reasonable consideration for your agreement to, and compliance with, this Section 12.

13.	Acknowledgments. You hereby acknowledge that:

a)	The Company advises you to consult with an attorney before signing this Agreement;

b)	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c)	You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)	You have had a minimum of twenty-one (21) days to review and consider this Agreement;

e)	You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Section 13(d) above;

f)	You have a right to revoke this Agreement by notifying Hunter Smith, Chief Financial Officer of the Company, in writing, via hand delivery, facsimile or electronic mail, within seven (7) business days of your execution of this Agreement;

g)	In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

h)	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

14.	Miscellaneous.

a)	Tax Withholding. All payments set forth in this Agreement are subject to applicable tax withholdings and deductions. You acknowledge and agree that you are solely responsible for all taxes on the payments and benefits described in this Agreement.

b)	Section 409A. This Agreement is intended to comply with section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. If the parties reasonably believe that this Agreement or the payments hereunder are not in compliance with section 409A of the Code, they shall cooperate in good faith to amend or modify this Agreement while endeavoring to maintain the economic intent of this Agreement. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon your termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within ten (10) days after the end of the six (6)-month period. If your during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of your estate within sixty (60) days after the date of death. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

c)	Entire Agreement. This Agreement, together with the exhibits attached hereto, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements.

d)	Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the Commonwealth of Massachusetts, Suffolk County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

e)	Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

f)	Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

g)	Breach. You acknowledge that if you breach in any material respect your commitments to the Company agreed upon in Sections 1, 6, 7, 8, 10, 11 and 12 (and do not cure such breach, to the extent curable, within thirty (30) days following written notice by the Company of such breach) you will forfeit the benefits set forth in Section 3 and be subject to suit by the Company for damages and equitable relief relating to such breach. You further acknowledge that any breach by you of Sections 6, 7, 8, 10, 11 and 12 may cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

h)	Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

i)	Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

j)	Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period provided for in Section 13(f) above (the “Effective Date”). If you fail to return an executed original by January 27, 2020 (or otherwise revoke this Agreement pursuant to Section 13(f) above), this Agreement, including but not limited to the obligation of the Company to provide the severance benefits provided in Section 3 above, shall be deemed automatically null and void.

[Signature Page Follows]

If the above accurately reflects our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to Hunter Smith by no later than January 27, 2020.

Rhythm Pharmaceuticals, Inc.

By:	/s/ David Meeker

Printed Name: David Meeker, M.D.

Title: Chairman of the Board of Directors

Date: January 6, 2020

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Keith M. Gottesdiener
Keith M. Gottesdiener, M.D.

Date: January 6, 2020

Exhibit A

In exchange for the payments, benefits, and other consideration provided by Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company”), as set forth in Section 3 of the Separation Agreement to which this Exhibit A is attached (the “Separation Agreement”), which you hereby acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, to the fullest extent permitted by law, you, Keith M. Gottesdiener, M.D. (on behalf of yourself, your heirs, executors, administrators, successors, and assigns), waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”), from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of execution of this Exhibit A, arising out of or relating in any way to your employment with the Company or the termination thereof.

Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, and the Massachusetts Minimum Fair Wage Law, as well as any claim or right pursuant to your Employment Agreement with the Company dated September 13, 2017, or any other employment agreement you have had with the Company, and any amendments thereto.

Massachusetts Wage Act Waiver. By signing this Exhibit A, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., — the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity under the Company’s certificate of incorporation and bylaws or to coverage under any directors’ and officers’ insurance policies; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Exhibit A; (vii) any claim or right you may have under this Exhibit A; or (viii) any claim that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to the first paragraph if this Exhibit A, you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in the first paragraph of this Exhibit A. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Section 3 of the Separation Agreement.

By signing this Exhibit A, you hereby acknowledge that:

a)	The Company advises you to consult with an attorney before signing this Exhibit A;

b)	You have obtained independent legal advice from an attorney of your own choice with respect to this Exhibit A, or you have knowingly and voluntarily chosen not to do so;

c)	You freely, voluntarily and knowingly entered into this Exhibit A after due consideration;

d)	You have had a minimum of twenty-one (21) days to review and consider this Exhibit A (in no event, may you sign and return this Exhibit A prior to your Last Day of Employment (as defined in the Separation Agreement));

e)	You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for above;

f)	You have a right to revoke this Exhibit A by notifying Hunter Smith, Chief Financial Officer of the Company, in writing, via hand delivery, facsimile (857.264.4299) or electronic mail (hsmith@rhythmtx.com), within seven (7) business days of your execution of this Exhibit A;

g)	In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Exhibit A exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

h)	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Exhibit A.

You understand and acknowledge that the severance benefits set forth in Section 3 of the Separation Agreement will not be provided to you until the Separation Agreement and this Exhibit A have become effective.

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the Separation Agreement between you and the Company, including the recitation of consideration provided by the Company. By signing this Exhibit A, you waive, release and forever discharge any and all claims that may have arisen through the date of your execution of this Exhibit A. If you sign this Exhibit A, please return the original to Hunter Smith.

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

Keith M. Gottesdiener, M.D.

Date:

Exhibit B

Employee Proprietary Information, Inventions, Non-Competition and

Non-Solicitation Agreement

(see attached)

RHYTHM PHARMACEUTICALS, INC.

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

In consideration and as a condition of my employment, or continued employment, by Rhythm Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                  Nondisclosure

1.1              Recognition of Company’s Rights; Nondisclosure. At all times during my employment by the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, lecture, or publication may be required in connection with my work for the Company, or unless any other individual that is an officer of the Company expressly authorizes such in writing. I will obtain the Company’s prior written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at the Company or incorporates any Proprietary Information. Notwithstanding the foregoing, disclosure of any such Proprietary Information shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency; provided, however, that I shall have first given prompt notice to the Company of any possible or prospective order and the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. I hereby assign to the Company any rights I may have or acquire in any Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2              Proprietary Information. The term “Proprietary Information” means any and all confidential or proprietary knowledge, data or information of the Company or any of its subsidiaries or controlled affiliates. By way of illustration but not limitation, “Proprietary Information” includes: (a) developments, inventions, ideas, data, programs, other works of authorship, designs and techniques, trade secrets, mask works, processes, formulas, source and object codes, algorithms, compositions of matter, chemical structures, formulations, methods (including, without limitation, methods of use, delivery or manufacture), dosing regimens, know-how, technology, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (b) the design of, and all other information with respect to, preclinical studies and clinical trials, including, without limitation, the results of such preclinical studies and clinical trials; (c) clinical development and regulatory approval strategy; (d) information regarding research collaborations, joint development relationships, licensing relationships and transactions, corporate partnering relationships and transactions, joint ventures and other strategic alliances, including, without limitation, the research, development and commercialization activities, areas or fields subject to such relationships or transactions, the results of such research, development or commercialization activities and the terms of any agreements entered into by the Company or any of its subsidiaries or controlled affiliates in connection with such relationships or transactions; (e) information regarding plans for research, development, new services or products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, clients, customers, and suppliers; and (f) information regarding the skills and compensation of the employees and/or consultants of the Company or any of its subsidiaries or controlled affiliates. For purposes of this Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (this “Agreement”), the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of: (i) this Agreement; (ii) any other agreement or instrument to which the Company or any of its subsidiaries or controlled affiliates is a party or a beneficiary; or (iii) any duty owed to the Company or any of its subsidiaries or controlled affiliates by me or by any third party; provided, however, that if I shall seek to disclose, use, lecture upon, or publish any Proprietary Information, I shall bear the burden of proving that any such information shall have become publicly available without any such breach.

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1.3              Third Party Information. I understand that the Company or any of its subsidiaries or controlled affiliates has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment by the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than personnel of the Company or any of its subsidiaries or controlled affiliates who need to know such information in connection with their work for the Company or any of its subsidiaries or controlled affiliates) and will not use Third Party Information (except in connection with my work for the Company or any of its subsidiaries or controlled affiliates), unless and to the extent that any other individual that is an officer of the Company expressly authorizes such disclosure or use in writing. I hereby assign to the Company any rights I may have or acquire in any Third Party Proprietary Information during my employment with the Company.

1.4              No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or any of its subsidiaries or controlled affiliates any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by, or on behalf of, the Company or any of its subsidiaries or controlled affiliates.

1.5              Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) I make (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to my attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) I make in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

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2.                  Assignment of Inventions

2.1              Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2              Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If I do not attach such disclosure, I am representing thereby that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention (whether or not such Prior Invention is listed in Exhibit A) into a product, compound, composition of matter, chemical structure, biological material, formulation, method, process or machine of the Company or any of its subsidiaries or controlled affiliates, or I in any way otherwise use, or make available for use, a Prior Invention (whether or not such Prior Invention is listed in Exhibit A) in connection with the research, development, manufacture, use or commercialization of any such product, compound, composition of matter, chemical structure, biological material, formulation, method, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to research, cause to be researched, develop, cause to be developed, make, cause to be made, modify, cause to be modified, use, cause to be used and sell or otherwise commercialize, or cause to be sold or otherwise commercialized, such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below), or in any product, compound, composition of matter, chemical structure, biological material, formulation, method, process or machine of the Company or any of its subsidiaries or controlled affiliates, without the Company’s prior written consent.

2.3              Assignment of Inventions. Subject to this Section 2.3 and to Sections 2.5 and 2.6, I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that are made, conceived, reduced to practice or learned by me, either alone or jointly with others, (i) in the course of my employment with the Company, (ii) during the term of my employment with the Company (whether or not in the course of my employment with the Company and whether or not during regular business hours) if and to the extent that any such Invention relates to the actual business or planned business of the Company or was made, conceived or reduced to practice by me, either alone or jointly with others, as a result of any material use of any of the properties, assets or facilities of the Company or (iii) arising out of, based upon, or resulting from the use of, any Proprietary Information or Third-Party Proprietary Information made available to me or to which I had access as an employee of the Company. Inventions assigned pursuant to this Section 2 to the Company, or to a third party as directed by the Company pursuant to Section 2.5 below, are hereinafter referred to as “Company Inventions.” At the request of the Company at any time and from time to time, I will execute and deliver any and all instruments, documents and agreements reasonably requested by the Company for purposes of confirming my assignment to the Company of all of my right, title and interest in and to any and all Company Inventions (and all Proprietary Rights with respect thereto), including, without limitation, at any time when any such Company Inventions (or any Proprietary Rights with respect thereto) are first reduced to practice or first fixed in a tangible medium, as applicable.

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For the avoidance of doubt, notwithstanding any contrary provision contained herein, nothing contained in this Agreement shall require the assignment of any Invention (or Proprietary Right with respect thereto) made or conceived by me during the period of my employment to the extent such assignment is prohibited by any applicable state or federal law.

2.4              Obligation to Keep Company Informed. During the period of my employment with the Company and thereafter, I will promptly disclose to the Company fully and in writing all Company Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, during the period of my employment with the Company and thereafter, I will promptly disclose to the Company all patent applications filed by me or on my behalf that claim any Company Invention.

2.5              Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6              Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

2.7              Enforcement of Proprietary Rights. I will assist the Company in every proper way in obtaining, and from time to time enforcing, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will promptly execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will promptly execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment with the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, subject to full power or substitution and resubstitution, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

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3.                  Records. I agree to keep and maintain adequate and current records (in the form of notes, memoranda, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information and all Company Inventions made, conceived, developed or reduced to practice by me, which records shall be available to and remain the sole property of the Company at all times.

4.                  Non-Solicitation. I agree that, during the period of my employment with the Company and for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or termination by the Company, I will not, for myself or for the benefit of any other person (including, without limitation, any other person with which I may have a direct or indirect interest or relationship as an employee, consultant, advisor, equityholder or otherwise): (a) solicit, hire or engage, or attempt to solicit, hire or engage, any individual as an employee, consultant, advisor, officer, manager, managing partner, director or in any other similar capacity if such individual shall have been an employee of the Company or any of its subsidiaries or controlled affiliates at any time during the one (1) year period prior to the date of termination of my employment with the Company; (b) solicit, induce or attempt to induce any customer, vendor, contractor, consultant or advisor of the Company or any of its subsidiaries or controlled affiliates to terminate, diminish, or materially alter his, her or its relationship with the Company or any of its subsidiaries or controlled affiliates; or (c) solicit, induce or attempt to induce any potential customer, vendor, contractor, employee, consultant or advisor whose identity and potential relationship with the Company or any of its subsidiaries or controlled affiliates I learned as a result of my employment with the Company, not to establish, or to diminish or materially alter, such potential relationship with the Company or any of its subsidiaries or controlled affiliates. In the event that a court finds this Section 4, or any of its restrictions, to be unenforceable or invalid, I and the Company agree that (i) this Section 4 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) I shall be bound, and such court shall enforce, this Section 4 as so modified.

5.                  Non-Competition. I agree that, during the term of my employment with the Company and for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or termination by the Company, I will not, directly or indirectly, as an officer, director, manager, employee, consultant, advisor, owner, partner, member, stockholder, or in any other capacity, (a) compete with the business or planned business of the Company or any of its subsidiaries or controlled affiliates, or (b) take any steps or actions to facilitate or prepare for competition with the business or planned business of the Company or any of its subsidiaries or controlled affiliates, nor will I assist another person to take any action that I would be prohibited from taking under this Section 5. The obligations not to compete that I have undertaken under this Section 5 shall apply in all countries of the world. For purposes of this Section 5, I will not be deemed or treated as being in competition with the business or planned business of the Company or any of its subsidiaries or controlled affiliates or as being in violation of the covenant set forth in the clause (b) above in this Section 5 merely by virtue of my ownership of any equity interest in any business or person that is in competition with, or is planning to be in competition with, the business or planned business of the Company or any of its subsidiaries or controlled affiliates, if my ownership of any such equity interest represents five percent (5%) or less the total equity interests in such business or person. I hereby acknowledge and agree that the foregoing restrictions contained in this Section 5 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent me from earning a living or pursuing my career. In the event that a court finds this Section 5, or any of its restrictions, to be unenforceable or invalid, I and the Company agree that (i) this Section 5 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) I shall be bound, and such court shall enforce, this Section 5 as so modified.

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The parties agree that for the purposes of this Agreement, “Business” shall mean development of small peptide MC4R agonists for the treatment of human disease.

6.                  No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company has not breached, and does not and will not breach, any agreement to keep in confidence information acquired by me in confidence or in trust prior to, or outside the scope of, my employment by the Company and any agreement not to compete with the business of any third party. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

7.                  Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all notes, memoranda, specifications, drawings, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that, during the term of my employment with the Company or at any time thereafter, any property situated on the premises of the Company or any of its subsidiaries or controlled affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event I leave the employ of the Company for any reason whatsoever, I will promptly sign and deliver the “Termination Certificate” attached hereto as Exhibit B.

8.                  Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In the event that the Company enforces the provisions of Section 4 or Section 5 hereof through a court order, I agree that the restrictions contained in Section 4 or Section 5, as the case may be, shall remain in effect for a period of one year from the effective date of such court order. I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to recover from me all costs, including reasonable attorney’s fees, incurred by the Company in connection with such legal or equitable action.

9.                  Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address, one (1) business day after dispatch if sent by nationally recognized courier or overnight delivery service, on the date of dispatch if sent by facsimile or electronic mail for which confirmation of transmission is provided or, if sent by certified or registered mail, three (3) business days after the date of mailing.

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10.              Notification of New Employer. In the event that I leave the employ of the Company and accept new employment, I hereby agree to notify my new employer of my rights and obligations under this Agreement and I hereby consent to the Company or any person on behalf of the Company providing notice to my new employer of such rights and obligations.

11.              General Provisions

11.1          Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts, as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by the Company arising from or related to this Agreement.

11.2          Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.3          Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Without limiting the generality of the foregoing, if I become an employee of any subsidiary or controlled affiliate of the Company, then (i) such subsidiary or controlled affiliate shall be deemed and treated as an intended third party beneficiary of this Agreement to the same extent as if such subsidiary or controlled affiliate were a party to this Agreement and (ii) each reference in this Agreement to the term “Company” shall be deemed to be a reference to whichever of Rhythm Pharmaceuticals, Inc. and/or such subsidiary, parent or controlled affiliate is my employer.

11.4          Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5          Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

11.6          Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

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11.7          Entire Agreement. My obligations, and the Company’s rights, under this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

11.8          Counterparts. This Agreement may be signed in counterparts, each shall be deemed an original and shall together constitute one agreement.

11.9          Acknowledgement. I acknowledge that this Agreement is a condition to my employment with the Company and that I have had a full and adequate opportunity to read, understand and discuss with my advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

This Agreement shall be effective as of the first day of my employment with the Company.

[Remainder of page intentionally left blank]

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I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Dated: 11/16/16

/s/ Keith M. Gottesdiener
Name: Keith M. Gottesdiener

Address:

Accepted and Agreed:

RHYTHM PHARMACEUTICALS, INC.

By:	/s/ Bart Henderson

Name:	Bart Henderson
Title:	President

Dated:

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Exhibit A

TO:	Rhythm Pharmaceuticals, Inc.

FROM:

DATE:

SUBJECT:	Prior Inventions

1.	Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Rhythm Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

3.	I acknowledge that this Exhibit A, if completed, forms a part of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement to which the Company and I are parties and that the failure to complete this Exhibit A and cause it to be attached to such Agreement constitutes a representation by me that I have no Prior Inventions.

Exhibit B

TERMINATION CERTIFICATE

I hereby confirm and certify to the Company that I have returned to the Company all Proprietary Information in my possession or control, that I have disclosed fully to the Company all Company Inventions and that I have and will comply fully with all of my obligations to the Company under my Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company.

Name:

Exhibit C

Consulting Agreement

(see attached)

RHYTHM PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of January 6, 2020, by and between Rhythm Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Keith Gottesdiener, M.D. (the “Consultant”). This Agreement will be effective on the date (the “Effective Date”) immediately following the Last Day of Employment (as such term is defined in that certain Separation Agreement, dated of even date herewith (the “Separation Agreement”), between the Company and the Consultant) if the Consultant continues to be an employee of the Company through the Last Day of the Transition Period (as such term is defined in the Separation Agreement); provided, however, that if the Consultant does not continue to be an employee of the Company through the Last Day of the Transition Period, then this Agreement shall not become effective, there shall be no Effective Date, the Term of this Agreement shall not commence and this Agreement shall automatically terminate and become null and void ab initio.

1.	Consulting Services.

(a)                Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant, and the Consultant hereby agrees to be retained by the Company, to provide such consulting services as shall be determined and reasonably requested from time to time by the then current Chief Executive Officer, Chief Medical Officer or Chief Financial Officer of the Company on behalf of the Company.

(b)                The amount of time that Consultant shall devote to the performance of consulting services pursuant to this Agreement shall be mutually agreed upon by the Consultant and the Company, but is expected not to exceed 10 hours per month (including any required travel time other than any regular commuting time to the Company’s offices from the Consultant’s residence in the Greater Boston, Massachusetts area when he is present at such residence). Unless otherwise agreed to by the Consultant and the Company in writing, the terms of compensation described in Section 2 hereof will apply.

(c)                The Consultant shall provide consulting services under this Agreement at such times and locations as are mutually agreed upon by the Consultant and the Company. In rendering consulting services under this Agreement, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(d)                During the Term of this Agreement (as defined in Section 3 below), and except to the extent otherwise agreed upon in writing by the Consultant and the Company, the Consultant will keep separate and not co-mingle (i) his services for the Company, and (ii) any contact information obtained during his consulting relationship with the Company, with those provided, or pursuant, to his current employer and any other consulting arrangements.

(e)                It is understood and agreed that, subject to the provisions of Section 1(d) of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, as modified by the Separation Agreement, to which the Consultant and the Company are parties (the “NDA”), the Consultant may be involved in any capacity in other businesses, endeavors and undertakings. The Consultant agrees that the NDA shall remain in full force and effect during the Term of this Agreement and is hereby incorporated by reference, provided that, solely for purposes of this Section 1(e), the terms of the NDA are hereby modified such that reference therein to the term of the Consultant’s employment with the Company and termination thereof shall include reference to the Consultant’s consultancy pursuant to this Agreement and the termination thereof such that, for example, the non-solicitation and non-competition covenants set forth in the NDA shall continue during the Term of this Agreement and for the one-year period thereafter. As consideration for the Consulting Fee hereunder, the Consultant agrees to continue to abide by the terms of the NDA as modified pursuant to the foregoing provisions of this Section 1(e).

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(f)                 The Company and the Consultant agree that it is reasonably anticipated that the services hereunder will require the Consultant to render services at a level that will not exceed 20% of the average level of services that Consultant rendered to the Company as an employee of the Company, and that the Consultant had a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, as of the day immediately preceding the Effective Date.

2.	Compensation.

(a)                Subject to, and in accordance with, the terms and conditions set forth in this Agreement, the Company shall, so long as the Consultant is providing consulting services to the Company under this Agreement, pay the Consultant a consulting fee in an amount equal to $10,000 per month for up to 10 hours of services each month; provided that to the extent the Consultant renders services (including any required travel time other than regular commuting time to the Company’s offices from the Consultant’s residence in the Greater Boston, Massachusetts area when he is present at such residence) in excess of 10 hours per month, as mutually agreed to by the Company and the Consultant, the Company will pay the Consultant an additional $1,000 per hour, prorated for any partial hour worked (the “Consulting Fee”).

(b)                The Company will not withhold any income or other employment taxes from the payments due to the Consultant under this Agreement. The Consultant hereby agrees that he will timely pay all taxes and fees upon the income paid by the Company hereunder, and will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue derived by the Consultant under this Agreement.

(c)                The Company shall reimburse the Consultant for any actual out-of-pocket expenses incurred by the Consultant while rendering consulting services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and approved per the Company’s standard practices. Without limiting the generality of the foregoing, any out-of-pocket travel expenses as well as any out-of-pocket expenses that, individually or in the aggregate, exceed $500.00, shall be reimbursed by the Company only if approved by the Company in advance of such out-of-pocket expenses being incurred by the Consultant.

(d)                In accordance with the terms of the Consultant’s outstanding options to purchase Company common stock (“Outstanding Options”), as modified by the Separation Agreement, all Outstanding Options on the Effective Date, to the extent not already vested and exercisable, will continue to vest and become exercisable during the Term of this Agreement. Except for those of the Outstanding Options on the Effective Date that are listed on Exhibit D to the Separation Agreement, all Outstanding Options on the Effective Date, to the extent then vested and exercisable (regardless of whether such Outstanding Options became vested and exercisable on the Effective Date or prior to the Effective Date) or to the extent such Outstanding Options become vested and exercisable pursuant to the immediately preceding sentence, will remain exercisable until December 31, 2022. Notwithstanding the provisions of the first sentence of this Section 2(d), in the event the Term ends as a result of a termination of the Term by the Company (other than either (1) a termination by the Company of the Term on account of a material breach of this Agreement by the Consultant that, if curable, is not cured within thirty (30) days after the Company gives written notice to the Consultant of such material breach, (2) a termination by the Company of the Term on account of the Consultant’s disability or (3) a termination of the Term by the Company for Cause (as such term is defined in that certain Employment Agreement, dated as of September 13, 2017 (the “Employment Agreement”), between the Company and the Consultant)) or in the event the Term ends as a result of a termination of the Term by the Consultant on account of a material breach of this Agreement by the Company that, if curable, is not cured within thirty (30) days after the Consultant gives written notice to the Company of such material breach, all Outstanding Options on the Effective Date shall continue to vest and become exercisable through December 31, 2020 and shall remain exercisable until December 31, 2022.

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(e)                Except for the Consulting Fee provided for under Section 2(a) hereof, any expense reimbursement in accordance with Section 2(c) hereof, and any Outstanding Option vesting arrangements in accordance with the terms thereof and set forth in Section 2(d) hereof, the Company shall have no obligation to provide any compensation to the Consultant with respect to any services rendered by the Consultant to the Company pursuant to this Agreement.

3.	Term; Termination.

(a)                This Agreement shall take effect as of the Effective Date and shall continue thereafter in full force and effect until December 31, 2020, unless either extended in accordance with the provisions of Section 3(b) hereof, or terminated in accordance with the provisions of Section 3(c) hereof (the “Term”). The Consultant shall begin providing consulting services to the Company on the Effective Date.

(b)                This Agreement may be renewed by the Company for successive one-month periods (the “Renewal Period(s)”) if the Company gives the Consultant at least fourteen (14) days’ prior written notice of such renewal and the Renewal Period is agreed to by the Consultant and the Company in writing. If the Agreement is extended under a Renewal Period, the only compensation for the Consultant’s services during the Renewal Period will be (i) as set forth in Section 2(a) hereof and (ii) any then unvested Outstanding Options will continue to vest and become exercisable during each Renewal Period.

(c)                This Agreement and the consulting services provided by the Consultant hereunder may be terminated at any time by either the Consultant or the Company for any reason or no reason by giving at least thirty (30) days’ prior written notice of termination to the other party. This Agreement and the consulting services provided by the Consultant hereunder shall terminate immediately upon the Consultant’s death. The provisions of Sections 1(e), 2(d), 3(c), 3(d), 4, 5 and 6 of this Agreement and the provisions of the NDA, as modified by the provisions of Section 1(e), shall survive the termination of this Agreement.

(d)                Upon expiration or termination of this Agreement, the Consultant agrees that he will not represent himself to third parties as continuing to have ongoing obligations to and with the Company, and will not hold himself out as having a role with the Company, nor have any authority to speak or act for or on behalf of the Company.

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4.                     No Conflicting Obligation. The Consultant hereby represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party. Consultant further represents that he has not made and will not make any agreements in conflict with this Agreement.

5.	No Use of Name, Etc.; Non-Disparagement.

(a)                Without the prior written consent of the Company, the Consultant shall not at any time use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any of Affiliate of the Company (as defined in Section 6(c) below) or any product or service produced or provided by the Company or any Affiliate of the Company.

(b)                The Consultant shall not hold himself out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the consulting services being provided for the Company. Matters and inquiries outside the scope of the consulting services and relating to the Company should be directed to the Chief Executive Officer of the Company.

(c)                Nothing in this Agreement restricts or prohibits the Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that he has engaged in such conduct. The Consultant should take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

6.	Miscellaneous.

(a)                This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

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(b)                No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

(c)                This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company (as long as the Company remains secondarily liable for any payments or obligations hereunder) and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of his rights or obligations under this Agreement; provided, that, any amounts due under this Agreement upon or following the Consultant’s death shall be paid to Consultant’s estate or beneficiaries, as applicable.

(d)                Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) addressed to the party at the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party. Either party may change its address for notices by means of a notice delivered in accordance with this Section 6(d). Notwithstanding the foregoing, all such notices, reports, payments or documents provided by the Company to the Consultant shall be sent by email (in addition to any other form of delivery chosen by the Company) to the Consultant at his personal email address on file with the Company.

(e)                This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Section headings of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

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(f)                 The parties agree that any breach or threatened breach of Sections 1(e), 4, 5 and 6 of this Agreement by the Consultant may cause irreparable harm to the Company; and that money damages will not provide an adequate remedy. In the event of a breach or threatened breach of Sections 1(e), 4, 5 and 6 of this Agreement by the Consultant, the Company shall, in addition to any other rights and remedies it may have, be entitled to seek an injunction, without the need to post bond.

(g)                The Company shall indemnify and hold harmless the Consultant from and against any losses, damages, liabilities, costs and expenses incurred by the Consultant in connection with any claim by a third party to the extent that such third party claim arises or results from, relates to or is based upon the consulting services rendered by the Consultant pursuant to, and in accordance with, this Agreement; provided, however, that the Company shall not indemnify or hold harmless the Consultant from any such third party claim to the extent such third party claim arises or results from, relates to or is based upon the gross negligence or willful misconduct of the Consultant.

(h)                This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written, intending it to take effect as a sealed instrument.

RHYTHM PHARMACEUTICALS, INC.

By:
Name:
Title:

Address:

Email:

CONSULTANT

(sign above)

Print name: Keith Gottesdiener

Address:

Email:

Exhibit D

Outstanding Stock Options whose exercise period will not be extended

(see attached)